Exhibit 10.1

March 28, 2018

Fabrizio Rasetti
2231 Walker Lane
Holladay, UT 84117

Dear Fabrizio,

Offer and Position
We are very pleased to extend an offer of employment to you for the position of Executive Vice President General Counsel and Secretary of Actuant Corporation, a Wisconsin corporation (the "Company"). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties
In your capacity as an EVP General Counsel and Secretary, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to Randy Baker, the Company’s Chief Executive Officer and President. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities and managing personal investment assets.

Start Date
Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is May 7, 2018 ("Start Date").

Base Salary
In consideration of your services, you will be paid an initial base salary of $375,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus
You will have an opportunity to earn an annual cash bonus based on the achievement of the same performance objectives for fiscal 2018 currently in place for our executive team members. For Fiscal 2018, your annual target cash bonus will be 60% of your base salary ($225,000) and the earned pay-out will be prorated based on your date of hire for fiscal year 2018. The Compensation Committee will establish your target bonus and performance objectives on an annual basis going forward.

Equity Grants (LTI)
On the first day of your employment, you will be granted restricted stock units valued at $300,000, collectively referred to as the Equity Award (“Equity Award”). The restricted stock units will be priced based on, the closing market price of the Company’s stock on the grant date and will vest ratably over three years. The Equity Award will be subject to the terms and conditions of the Actuant Corporation 2017 Omnibus Incentive Plan, as amended, and the specific award agreements.
For each full fiscal year of employment, you will be eligible to receive an annual equity award determined by the Board in its discretion. You will be eligible for an equity award in January 2019 and will receive $400,000 of equity, awarded as 50% Performance Shares and 50% RSUs.

Benefits and Perquisites
You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, Supplemental Executive Retirement Program, 401K, automobile allowance, financial planning services, annual executive physical, disability benefits and personal use of the company plane, subject to the terms and conditions of such plans and programs. You will be entitled to four (4) weeks of paid vacation per year. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding
All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Stock Ownership Requirements
As an EVP of the Company, you will be required to comply with the Company's Stock Ownership Requirements applicable to executive officers, which requires the EVPs to maintain stock ownership equal in value to at least three times base salary within five years of the Start Date.

At-will Employment
Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Clawback
Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Governing Law
This offer letter shall be governed by the laws of Wisconsin, without regard to any state’s conflict of law principles.

Contingent Offer
This offer is contingent upon:
(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date;
(b) Completion of your background check and drug screening with results satisfactory to the Company; and

c) Approval by the Board of your election as an Executive Vice President.

Representations
By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you have any questions about the above details, please call me. If the foregoing is acceptable, please sign below and return this letter to me. This offer is open for you to accept until 8:00 a.m. on Monday, April 16, 2018, at which time it will be deemed to be withdrawn.

Yours sincerely,

ACTUANT CORPORATION

By:	/s/ Andre L. Williams
Its:	EVP - Human Resources

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Fabrizio Rasetti
Signed:	/s/ Fabrizio R. Rasetti
Date:	April 12, 2018